EXHIBIT 99.1

Filed by Hampton Roads Bankshares, Inc.
pursuant to Rule 425 under the Securities Act of 1933,
as amended, and deemed filed pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934, as amended.

Subject Company: Shore Financial Corporation
Commission File No.: 000-23847

Strong Growth Reported by Hampton Roads Bankshares

NORFOLK, Va., April 28, 2008 (PRIME NEWSWIRE) -- Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), the financial holding company for Bank of Hampton Roads, today announced its financial results for the first quarter of 2008. Although net income for the three months ended March 31, 2008, decreased 4.64% from the comparable period in 2007 to $1,461,279, the Company's total assets as of March 31, 2008, were $583 million or 16.25% ahead of $502 million a year ago. The majority of asset growth occurred in the loan portfolio with total loans increasing 19.86% to $485 million from $404 million a year earlier. Total deposits were also up 21.16% from $374 million a year ago to end the quarter at $453 million. Diluted earnings per share for first quarter of 2008 was $0.14 compared with $0.15 in the first quarter of 2007.

Jack W. Gibson, Vice Chairman, President and Chief Executive Officer, commented, "In 2007, our Company's balance sheet grew at record levels, with loans increasing at an average rate of $24 million each quarter. Funding this growth, especially in conjunction with Federal Reserve interest rate cuts, which totaled 200 basis points in the first quarter of 2008 and 300 basis points since last September, had a significant effect our net interest margin. The composition of our balance sheet with such rapidly falling interest rates has a greater and swifter impact on interest income compared with interest expense. As a result of funding loan growth and the interest rate cuts, our net interest margin decreased from 5.06% in the first quarter of 2007 to 3.98% in the current quarter. While certainly below our Bank's historical standards, I believe our net interest margin remains relatively strong compared to our peers."

Total interest income for the first quarter of 2008 was up 7.55% over first quarter 2007, but the Company's higher cost of funds led to a decrease in net interest income. Interest expense rose 30.02% in the first quarter of 2008 compared with the same period in 2007. Net interest income for first quarter 2008 was $5,386,339 compared to $5,653,601 in the same period last year.

Non-interest income for the first quarter of 2008 was $1,220,725, an increase of 32.12% over first quarter 2007. The increase was primarily attributable to gains from the sale of securities in the Company's investment portfolio. In spite of the Bank opening a new branch in Edinburgh in the first quarter of 2008 and the impact of additional management and compensation changes, non-interest expense increased only 2.04% from first quarter 2007 to $4,116,275.

The company's credit quality continues to remain strong. The nonperforming assets to total assets ratio was 0.32% on March 31, 2008, down slightly from 0.33% on March 31, 2007. To compensate for the strong growth in loans and the current economic environment, $270,000 was allocated to the loan loss reserve in the first quarter of 2008 compared to $222,000 in the first quarter of 2007.

Gibson further commented, "The last three months have likely been the most challenging time in the twenty year history of our Bank. Reporting record earnings to our shareholders each quarter has always been a great source of pride to me. However, what I don't talk about as often, what I am equally proud of and what may be most important is our Bank's commitment to safety and soundness. In particular, the consistent attention we afford to the credit quality of our loan portfolio. We believe that our prudent approach to banking is the right philosophy but even more so given the variable nature of the current economy. Even though our nonperforming assets to total assets ratio actually decreased from first quarter 2007, we increased significantly the provision to our loan loss reserve which stands at a strong 1.10% to total loans. We will continue this approach to ensure that our Bank's capital position is more than adequately protected. Bank of Hampton Roads has been awarded a 5-Star rating by Bauer Financial for fifty-three consecutive quarters, or just over thirteen years. In addition, we were recently awarded a financial safety rating of 'A' by TheStreet.com Ratings. Both of these ratings signify excellent financial stability for our shareholders, customers and employees."

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiary is Bank of Hampton Roads, which opened for business in 1987. The Bank engages in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, the Bank operates 18 banking offices in the Hampton Roads region of southeastern Virginia and is scheduled to open another this year. Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.

                        Hampton Roads Bankshares
                          Financial Highlights
                               Unaudited

     Operating Results           March 31, 2008        March 31, 2007
     -----------------           --------------        --------------
 Interest income                 $  9,403,906           $  8,743,551
 Interest expense                   4,017,567              3,089,950
                                   ----------             ----------
 Net interest income                5,386,339              5,653,601
 Provision for loan losses            270,000                222,000
 Noninterest income                 1,220,725                923,976
 Noninterest expense                4,116,275              4,033,878
 Income taxes                         759,510                789,377
                                   ----------             ----------
 Net income                      $  1,461,279           $  1,532,322
                                   ==========             ==========
 Earnings per share:
   Basic                         $       0.14           $       0.15
   Diluted                               0.14                   0.15
 Book value per share                    7.20                   6.92

   Balance Sheet at
     Period-End
   ----------------
 Total loans                     $484,680,722           $404,378,898
 Total investments                 32,219,010             58,280,380
 Total deposits                   453,151,453            374,024,493
 Other borrowings                  48,000,000             50,500,000
 Shareholders' equity              74,631,051             71,038,056
 Total assets                     583,267,893            501,735,168

    Daily Averages
    --------------
 Total loans                     $480,646,061           $390,409,560
 Total investments                 45,570,785             58,630,433
 Total deposits                   442,812,567            366,493,759
 Other borrowings                  49,483,516             41,567,556
 Shareholders' equity              74,107,673             70,422,332
 Interest-earning assets          544,239,369            453,507,746
 Interest-bearing liabilities     400,053,356            313,793,037
 Total assets                     573,610,878            484,542,560

   Financial Ratios
   ----------------
 Return on average assets                1.02%                  1.28%
 Return on average equity                7.93%                  8.82%
 Net interest margin                     3.98%                  5.06%
 Efficiency ratio                       62.30%                 61.33%

                                            Three Months Ended
                                            ------------------
  Allowance for
  Loan Losses                        March 31, 2008    March 31, 2007
  -------------                      --------------    --------------
 Beginning balance                     $5,042,583        $3,910,943
 Provision for losses                     270,000           222,000
 Charge-offs                                   --                --
 Recoveries                                 7,503               759
 Ending balance                         5,320,086         4,133,702

 Nonperforming Assets
 --------------------
 Nonaccrual loans                      $1,454,363        $1,583,408
 Loans 90 days past due and still         389,518            75,196
 accruing interest
 Other real estate owned                       --                --
 Total nonperforming assets             1,843,881         1,658,604

 Asset Quality Ratios
 --------------------
 Nonperforming assets to total assets        0.32%             0.33%
 Allowance for loan losses to total
  loans                                      1.10%             1.02%
 Allowance for loan losses to
  nonperforming assets                     288.53%           249.23%

Additional Information and Where to Find It

On March 13, 2008, Hampton Roads Bankshares filed a registration statement on Form S-4, including a preliminary joint proxy statement/prospectus constituting a part thereof, with the Securities and Exchange Commission (the "SEC") containing information about Hampton Roads Bankshares' proposed merger with Shore Financial Corporation ("Shore Financial"). On April 17, 2008, Hampton Roads Bankshares filed the final joint proxy statement/prospectus on Form 424(b)(2) with the SEC. Shareholders of Hampton Roads Bankshares and Shore Financial are urged to read the registration statement and final joint proxy statement/prospectus filed with the SEC, and any other relevant materials filed or that will be filed, as they become available, because they will contain important information about Hampton Roads Bankshares, Shore Financial and the proposed merger. The final joint proxy statement/prospectus was first mailed to shareholders of Hampton Roads Bankshares and Shore Financial on or about April 18, 2008. Investors and security holders of Hampton Roads Bankshares and Shore Financial may obtain a free copy of the final joint proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the SEC at its website at www.sec.gov. Free copies of the joint proxy statement/prospectus and other relevant documents also may be obtained by directing a request by telephone or mail to the following:

 Hampton Roads Bankshares, Inc.      Shore Financial Corporation
 999 Waterside Drive, Suite 200      25020 Shore Parkway
 Norfolk, VA  23510                  Onley, Virginia  23418
 Attention: Jack W. Gibson           Attention: Scott C. Harvard
 Telephone Number: (757) 217-1000    Telephone Number: (757) 787-1335

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and other reports filed and furnished to the Securities and Exchange Commission.

CONTACT:  Hampton Roads Bankshares, Inc.
          Tiffany K. Glenn, Senior Vice President and
           Marketing Officer
          (757) 217-1000